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                 [LETTERHEAD OF ANDREWS & KURTH APPEARS HERE]

                                                                    Exhibit 8.1

                            NOVEMBER 15, 1996

Genesis Energy L.P.
One Allen Center
500 Dallas, Suite 3200
Houston, Texas 77002

                                  TAX OPINION

Gentlemen:

  We have acted as counsel to Genesis Energy, L.P. (the "Partnership") in connection with the offering of up to 8,625,000 common units representing limited partner interests ("Common Units") in the Partnership pursuant to the Registration Statement on Form S-1 of the Partnership (Registration No. 333-11545) relating to the Common Units (the "Registration Statement").

  All statements of legal conclusions contained in the discussion under the captions "Tax Considerations" in the prospectus included in the Registration Statement, unless otherwise noted, reflect our opinion with respect to the matters set forth therein.

  In addition, based on the foregoing, we are of the opinion that the federal income tax discussion in the prospectus included in the Registration Statement with respect to those matters as to which no legal conclusions are provided is an accurate discussion of such federal income tax matters (except for the representations and statements of fact of the Partnership and its general partner, included in such discussion, as to which we express no opinion).

  We hereby consent to the references to our firm and this opinion contained in the prospectus included in the Registration Statement under the captions "Prospectus Summary--Genesis Energy, L.P.--Risk Factors--Tax Risks," "Prospectus Summary--Summary of Tax Considerations," "Risk Factors--Tax Risks," and "Tax Considerations."

                                          Very truly yours,

                                          Andrews & Kurth L.L.P.